Exhibit 10.2

PFO GLOBAL, INC.
3501-B N. Ponce De Leon Boulevard - #393
St. Augustine, FL 32084

June 25, 2015

VIA E-MAIL

Thomas Rickards
13245 Atlantic Blvd., Suite 4-301
Jacksonville, Florida 32225
thomasrickardsiv@gmail.com

Re:           Amendment to Separation Agreement and Promissory Note

Dear Mr. Rickards:

This letter shall serve as an amendment to that (i) Resignation, Separation and Release Agreement, dated April 28, 2015 (the “Agreement”) between PFO Global, Inc. (formerly, Energy Telecom, Inc.) (the “Company”) and Thomas Rickards (“Rickards”) and (ii) the Promissory Note, dated April 28, 2015, issued by the Company in favor of Rickards (the “Note”, and together with the Agreement, the “Transaction Documents”).  Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Transaction Documents.  The Transaction Documents are hereby amended as follows:

1)
All references to the principal amount of the Note being $225,000 are amended and restated to an amount of $160,000 and the Note maturity date shall be amended to the earlier to occur of (i) the acquisition of Pro Fit Optix Holding Company, LLC (“PFO”) by the Company or (ii) September 1, 2015;

2)
Rickards agrees that upon payment of the Note, all of the issued and outstanding securities held by Rickards as set forth on Schedule A to the Agreement (the “Shares”) shall be cancelled, other than 15,000 shares of Common Stock (on a post-migratory merger basis), which shall be transferred for no additional value other than the Note payment ($160,000.00) as instructed by the Note holder in writing to Rickards, which shares shall be transferred and assigned within five (5) business days following the date on which Rickards shall resign, all of the Shares shall be cancelled;

3)
The Agreement is hereby amended to add a new clause requiring the Company to exchange securities with Rickards, pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended, pursuant to which Rickards shall receive 50,000 shares of common stock (the “Exchanged Shares”), which Exchanged Shares within five (5) days following closing of the acquisition of PFO.  In addition, such Exchanged Shares shall be freely tradable 90 days after Rickards is no longer an affiliate of the Company, subject to a volume restriction of 10% of the daily volume, or as otherwise reasonable agreed to between the parties, provided Rule 144 under the Securities Act of 1933, as amended, is available for such sales; and

4)
Rickards hereby acknowledges and agrees that upon payment of the Note and receipt of the Exchanged Shares, no further payments, fees or remuneration is owed by the Company to Rickards and all accrued amounts shall be discharged in full and the Company shall have no further obligation to Rickards for consulting fees, car allowance, expense reimbursements, or benefits of any kind whatsoever.

The foregoing amendment shall be dated as of the date this letter is accepted by Rickards but effective as of June 1, 2015.

PFO GLOBAL, INC.

By: Mohit Bhansali
Title: President

Accepted to and agreed this
___ day of June, 2015:

THOMAS RICKARDS

___________________________________